INVESTMENT COMPANY BLANKET BOND - SUMMARY PREMIUM ALLOCATION 9/1/2014 - 9/1/2015

Premium for $25,000,000	47,475.00
Allocation: 12.5% VPD	5,934.38
12.5% VFS	5,934.38
26% Investment Advisors	12,343.50	[SEE BELOW]
1% VP	474.75
48% Mutual Funds	22,788.00	[SEE DISTRIBUTION BELOW]

FUND	Gross Assets as of 8-31-2014	% of Total	Allocated Premium
Virtus Alternative Solutions Trust	174,382,095	0.003337628	76.06
Virtus Equity Trust	2,888,728,200	0.055289513	1,259.94
Virtus Insight Trust	10,520,469,478	0.201359075	4,588.57
Virtus Opportunities Trust	29,537,283,019	0.565335986	12,882.88
Virtus Variable Insurance Trust	1,301,275,185	0.024906072	567.56
Duff & Phelps Utility and Corporate Bond Trust, Inc.	426,076,242	0.008154989	185.84
DNP Select Income Fund, Inc.	3,849,418,439	0.073676877	1,678.95
DTF Tax Free Income, Inc.	208,603,760	0.003992622	90.98
Duff & Phelps Global Utility Income Fund, Inc.	1,228,549,437	0.02351412	535.84
Duff & Phelps Select Energy MLP Fund, Inc.	698,629,483	0.013371588	304.71
Virtus Total Return Fund	202,078,155	0.003867724	88.14
Virtus Global Multi-Sector Income Fund	309,870,879	0.005930849	135.15
The Zweig Fund, Inc.	378,803,144	0.007250195	165.22
The Zweig Total Return Fund, Inc.	523,139,855	0.010012762	228.17

	52,247,307,371.50	1.00	22,788.00

Investment Advisor	Fund Gross Assets by Adviser as of 8-31-2014	% of Total	Allocated Premium
Virtus Investment Advisers, Inc.	13,599,861,439.13	0.260298	3,212.99
Virtus Alternative Investment Advisers	174,382,095.37	0.003338	41.20
Duff & Phelps Investment Management Co.	8,494,927,045.52	0.162591	2,006.94
Euclid Advisors LLC	14,923,387,328.99	0.285630	3,525.67
Euclid - International	116,540,065.63	0.002231	27.53
Kayne Anderson Rudnick Investment Management	1,792,456,590.08	0.034307	423.47
Newfound Investments	4,712,876.29	0.000090	1.11
Newfleet Asset Management, LLC	12,236,770,850.49	0.234209	2,890.95
Rampart	2,326,081.33	0.000045	0.55
Zweig Advisors LLC	901,942,998.68	0.017263	213.09

TOTAL	52,247,307,371.50	100.00%	12,343.50